UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT – July 2, 2008

(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No.  1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code:  (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.  Changes in Registrant's Certifying Accountant.

(a) Dismissal of McGladrey & Pullen, LLP

On July 2, 2008, the Audit Committee of the Board of Directors of Columbia Laboratories, Inc. (the "Registrant") made the decision to dismiss McGladrey & Pullen, LLP ("McGladrey") as the Registrant’s independent registered public accounting firm. McGladrey was dismissed on July 3, 2008.

McGladrey was appointed as the Registrant’s independent registered public accounting firm on December 10, 2007, when Goldstein Golub Kessler LLP (“GGK”) resigned as the Registrant’s independent registered public accounting firm after notifying the Registrant that the partners of GGK who were primarily responsible for overseeing the audit by GGK of the Registrant’s financial statements had become partners of McGladrey pursuant to a limited asset purchase agreement.

The resignation of GGK and the appointment of McGladrey as the Registrant’s independent registered public accounting firm was reported in the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2007 (the “2007 Form 8-K"). To the extent this Item 4.01 (a) calls for disclosure of matters with respect to the Registrant’s fiscal year ended December 31, 2006, reference is made to the 2007 Form 8-K.

The audit report of McGladrey on the consolidated financial statements of the Registrant and subsidiaries as of and for the year ended December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit of the Registrant's consolidated financial statements for the fiscal year ended December 31, 2007, and through the date of this Current Report on Form 8-K, there were no disagreements between the Registrant and McGladrey on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of McGladrey would have caused McGladrey to make reference to the subject matter of the disagreement in connection with their reports on the Registrant's financial statements for such year.

During the Registrant's most recent fiscal year ended December 31, 2007, and from January 1, 2008 through the date of this Current Report on Form 8-K, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)), except that as of December 31, 2007, the Registrant's internal control over financial reporting was not effective due to the existence of a material weakness as more fully described in Item 9A of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2007. The Registrant concluded that a material weakness in internal control over financial reporting existed related to its control environment because the Registrant’s method for accounting for interest on certain financing agreements and the classification of its contingently redeemable Series C Convertible Preferred Stock were not correct.

During the quarter ended March 31, 2008, the Registrant reviewed its finance and equity agreements from 2004 to the present to assure documentation exists to support the Registrant’s accounting treatment.  This documentation was reviewed with an external consultant in complex transactions, and the Registrant believes the material weakness has been remediated. The Audit Committee of the Board of Directors discussed this matter with McGladrey. The Registrant has authorized McGladrey to respond fully to inquiries of the Registrant’s new independent registered public accounting firm concerning the material weakness.

The Registrant has provided McGladrey a copy of the disclosures in this Form 8-K and has requested that McGladrey furnish it together with a letter addressed to the Securities and Exchange Commission stating whether or not McGladrey agrees with the Registrant's statements in this Item 4.01(a). A copy of the letter dated July 7, 2008 furnished by McGladrey in response to that request is filed as Exhibit 16.1 to this Current Report on Form 8-K.

(b)  Engagement of BDO Seidman, LLP

On July 2, 2008, the Audit Committee of the Registrant’s Board of Directors engaged BDO Seidman, LLP ("BDO Seidman") to serve as the independent registered public accounting firm to audit the Registrant's financial statements for the fiscal year ending December 31, 2008.  The Registrant did not, nor did anyone on its behalf, consult BDO Seidman during the Registrant's two most recent fiscal years and any subsequent interim period prior to the Registrant's engagement of that firm regarding the application of accounting principles to a specified transaction (completed or proposed), the type of audit opinion that might be rendered on the Registrant's financial statements, any matter being the subject of “disagreement” or "reportable event" within the meaning set forth in Regulation S-K, Item 304 (a)(1)(iv) or (a)(1)(v).

Item 9.01                      Financial Statements and Exhibits

(d)                         Exhibits

16.1	Letter dated July 7, 2008, from McGladrey & Pullen, LLP to the Securities and Exchange Commission

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 8, 2008

COLUMBIA LABORATORIES, INC.

By: /S/ James A. Meer
James A. Meer
Senior Vice President, Chief Financial Officer
& Treasurer

Exhibit Index

Exhibit No.	Description
16.1	Letter dated July 7, 2008, from McGladrey & Pullen, LLP to the Securities and Exchange Commission